EXHIBIT 14(B)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 15, 2002 relating to the financial statements and financial highlights which appear in the September 30, 2002 Annual Report to Shareholders of the Eastern Point Advisors Twenty Fund (a series of Eastern Point Advisors Funds Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Summary - Other Service Providers to the Funds - Eastern Point Fund" and "Miscellaneous - Auditors" in the Proxy Statement/Prospectus included as a part of this Registration Statement and under the heading "Experts" in the Statement of Additional Information included as a part of this Registration Statement.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
July 16, 2003

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